Exhibit 99.1

[LOGO] Blue Rhino Corporation

                 Blue Rhino Posts Record Third-Quarter Results;
 Third Quarter Diluted EPS Climbs to $0.22 From $0.12 in the Prior Year Period;
                  Same-Store Cylinder Transactions up 23% in Q3

     Q3 Highlights:
     - Cylinder exchange revenues increase 33%
     - Gross margin improves to 21.4% from 18.4% in the prior year
     - Litigation settlement contributes approximately $2.5 million to income
     - $5 million pre-payment of Sub-Debt
     - Successful launch of new SkeeterVac(TM) product
     - Blue Rhino reaffirms full-year guidance

      WINSTON-SALEM, N.C., May 27 /PRNewswire-FirstCall/ --

Blue Rhino Corporation (Nasdaq: RINO), a leading national provider of branded propane cylinder exchange and complementary propane-fueled products, today announced that net income increased to $4.3 million, or $0.22 per fully diluted share, for its fiscal third quarter ended April 30, 2003, from $1.8 million, or $0.12 per fully diluted share, for the third quarter of last year. Earnings were positively affected by a net $2.5 million litigation settlement, which was partially offset by $931,000 in debt restructuring charges related to a partial pre-payment of subordinated debt. Excluding these items, fully diluted earnings of $0.14 per share exceeded the prior year by 17%.

      (Logo: http://www.newscom.com/cgi-bin/prnh/20011127/CHTU007LOGO-a )

      Net revenues were $59.9 million compared to revenues of $58.9 million in same period a year ago, as the company continued to experience strong demand in its cylinder exchange segment. Gross margins improved to 21.4% in the third quarter of fiscal 2003 from 18.4% in the same period of the prior year, as both the cylinder exchange segment and products segment benefited from improved margins.

      "Blue Rhino's strong performance in the third quarter demonstrates that we are executing according to our plan," said Billy D. Prim, chairman and chief executive officer. "We experienced continued improvement in cylinder exchange revenues compared to the prior year despite soft consumer spending and tough comps from the prior year's substantial growth during the same quarter. We believe the Overfill Prevention Device (OPD) valve regulations that went into effect in April 2002 continue to positively affect our business as cylinder exchange revenue and same-store results indicate that more and more consumers are trying cylinder exchange, and the majority of those who try it continue to utilize the convenience of our service.

      "We remain optimistic about prospects for the fourth quarter of our fiscal year as we continue to leverage our industry leadership," Prim said. "We will do this by capitalizing on the continuing growth of cylinder exchange within the overall propane market, using our retail relationships to cross merchandise cylinder exchange with our complementary propane-related products and leveraging our established infrastructure that we believe is one of the most advanced and efficient direct-store delivery systems servicing retailers today."

      Cylinder Exchange Same-Store Units Increase; Margins Improve

      For the quarter, revenues from cylinder exchange rose to $36.3 million, a 33% increase from the prior year. Blue Rhino's cylinder exchange transactions totaled 2.3 million units in the third quarter, a 36% increase from 1.7 million units in the same period a year ago. Same-store cylinder exchange transactions drove the volume gains, increasing 23% over last year's third quarter. Cylinder exchange gross margin increased to 27.6% in the third quarter from 26.8% in the third quarter of fiscal 2002, despite record high propane prices that occurred during the quarter.

      "Our results demonstrate that our propane price hedging program initiated during fiscal 2001 has helped us maintain cylinder exchange margins in the 25% range during times of propane price surges," Prim said. "Margin trends were also positively impacted by reduced cost of materials including valves and cylinders. We are starting to realize efficiencies from the acquisition of several distributors in November 2002 that serviced territories comprising approximately 45 percent of our cylinder exchange revenues. Our plan of reducing duplicative processes and costs, while promoting best practices is on schedule. The success of our hedging and purchasing strategies is reflected in our ability to improve margins during the third quarter, despite the fact that propane prices rose to their highest levels in more than a decade. I am confident the impact of these strategies along with our distributor acquisition will continue to provide opportunities for increased operating efficiencies, which in turn will contribute to our goal of providing long-term value for our shareholders."

      Successful Launch of SkeeterVac(TM)

      Blue Rhino had a successful launch of its SkeeterVac(TM) product in the third quarter of fiscal 2003. The product is a mosquito eradication appliance that utilizes propane to attract and kill mosquitoes. The unit does not require electricity or batteries, unlike many competitive products, and it provides up to an acre of coverage at a competitive price point. It is being marketed through major retailers including Sam's Club, Target.com and Wal-Mart.com.

      Product Sales Shift/Operating Expenses Rise

      Blue Rhino's third-quarter product sales totaled $23.6 million, an expected 26% decrease from $31.7 million for the same period a year ago. The decline was due primarily to a shift in sales of grills to the second quarter of this year from the third quarter a year ago, as a major customer took delivery earlier this year. Product segment gross margins increased to 11.8% from 11.1%, due primarily to a greater percentage of higher-margin products in the mix of products sold.

      During the third quarter, selling, general and administrative expenses increased, as expected to $6.3 million from $5.0 million a year ago. This increase was due primarily to start-up and developmental costs for our new products and increased personnel costs associated with managing the growing cylinder exchange segment. Depreciation and amortization expenses increased to $2.3 million from $2.0 million for the same period last year due primarily to increased depreciation expense resulting from an increase in cylinders and displays used in our cylinder exchange segment.

      Inventory Program; Subordinated Debt Payment

      Blue Rhino continued its inventory build of primarily cylinders and valves to support the upcoming peak-grilling season and believes it has sufficient inventory to service the expected seasonally strong demand.

      Blue Rhino also pre-paid $5 million of its 13% subordinated debt and incurred a $931,000 non-cash refinancing charge that is reflected in interest expense. As a result, interest expense increased to $2.3 million from $1.6 million for the third quarter in the prior year. The company intends to pre-pay the remaining $10 million of its outstanding subordinated debt in the fourth quarter, and will incur additional non-cash expenses of approximately $1.7 million in connection with this prepayment.

      Solid Nine-Month Results

      For the nine months ended April 30, 2003, net income totaled $6.4 million, or $0.34 per diluted share, compared with $1.2 million, or $0.09 per share, for the first nine months of fiscal 2002. Net revenues for the nine-month period increased 29% to $172.8 million from $134.2 million for the same period in the previous fiscal year. The revenue increase was driven by same-store cylinder exchange transactions, which increased 34% over the prior year. The revenue increase was comprised of a 53% gain in cylinder exchange revenue and a 4% rise in products revenue.

      Results for the nine months were also affected positively by a net $2.5 million litigation settlement, which was partially offset by $931,000 in debt restructuring charges related to the partial pre-payment of subordinated debt. Excluding these items, fully diluted earnings of $0.26 per share reflects almost a three-fold improvement over the prior year.

      Income Taxes

      Blue Rhino has net operating loss carryforwards of $43 million from fiscal 2002 for federal income tax purposes, which will be used to completely shelter federal income taxes for fiscal 2003. Based on its currently anticipated net income for fiscal 2003, 2004, and 2005, Blue Rhino currently expects to pay income taxes in fiscal 2004 on a partial effective tax rate and on a full effective tax rate in fiscal 2005. Blue Rhino is analyzing for GAAP reporting purposes the income tax expense effect for fiscal 2003 and expects to transition to report on a full effective tax rate of 39% in fiscal 2004.

      Reaffirms Guidance for Fiscal 2003

      For the fiscal fourth quarter ending July 31, 2003, Blue Rhino currently expects revenues in the range of $87 million to $92 million, resulting in pre-tax earnings per share between $0.61 and $0.63, including the one-time item of refinancing charges associated with the pay-down of subordinated debt. Pre-tax earnings per share not including this one-time item are expected between $0.70 and $0.72.

      For the fiscal year ending July 31, 2003, the company is reaffirming guidance. Blue Rhino expects revenues in the range of $260 million to $265 million, resulting in pre-tax earnings per share of $0.95 to $0.97, including the one-time items of refinancing charges associated with the pay-down of subordinated debt, which would be partially offset by proceeds from a litigation settlement. Pre-tax earnings per share not including these one-time items are expected between $0.96 and $0.98.

      For the fiscal year ending July 31, 2004, the company currently expects pre-tax earnings growth of at least 20% and double-digit revenue growth in the core cylinder exchange business.

      Blue Rhino's conference call to discuss third-quarter and year-to-date results and future guidance is scheduled for 10:30 a.m. EDT today, May 27, 2003. This call will be available live and by replay over the Internet at www.streetevents.com and at the Blue Rhino website at www.bluerhino.com.

      About Blue Rhino

      Blue Rhino is a leading national provider of branded propane cylinder exchange and complementary propane-fueled products to consumers. Blue Rhino cylinder exchange is offered at leading home center/hardware, mass merchants, grocery and convenience stores, with branded cylinder displays at more than 27,000 retail locations in 48 states plus Puerto Rico. Cylinders are delivered to retailers through a national network of both independent and affiliated distributors. The company's propane-fueled products segment is focused on appliances such as grills and patio heaters that use cylinders as their fuel source. These products are sold through many of the same retailers that offer the company's branded cylinder exchange service. The company's stock is quoted on The Nasdaq Stock Market, Inc. under the symbol RINO. For further information regarding Blue Rhino, visit the Blue Rhino website at www.bluerhino.com

      This press release contains forward-looking statements that relate to Blue Rhino's plans, objectives and estimates. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Blue Rhino's business is subject to numerous risks and uncertainties, including: that its significant retail relationships are generally nonexclusive and terminable at will; that it relies on a limited number of distributors; its ability to manage growth; its ability to place Blue Rhino cylinder exchange at additional retail locations, its ability to protect its intellectual property and strengthen its brand; its ability to obtain an adequate supply of cylinders that comply with applicable guidelines; its ability to mitigate the effects of high propane commodity prices successfully; its ability to launch new products and services successfully and the effect of new safety guidelines on consumer demand for cylinder exchange. These and other risks and uncertainties detailed in its most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Blue Rhino makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

                             BLUE RHINO CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                     As of April 30, 2003 and July 31, 2002
                                 (In thousands)

                                                   April 30,          July 31,
                                                      2003              2002
                        ASSETS                    (unaudited)

      Current assets:
         Cash and cash equivalents                   $2,745            $1,563
         Accounts receivable, net                    24,279            25,329
         Inventories                                 26,906            11,035
         Prepaid expenses and other
          current assets                              7,766             3,081

              Total current assets                   61,696            41,008

      Cylinders, net                                 51,029            37,004
      Property, plant and equipment, net             36,733            30,477
      Intangibles, net                               62,311            31,988
      Other assets                                    1,511             2,896

              Total assets                         $213,280          $143,373

      LIABILITIES AND STOCKHOLDERS' EQUITY

      Current liabilities:
         Accounts payable                           $25,683           $19,969
         Current portion of long-term debt
          and capital lease obligations               5,418             2,013
         Accrued liabilities                          4,770             3,770
              Total current liabilities              35,871            25,752

      Long-term debt and capital lease
       obligations, less current maturities          54,397            39,259
              Total liabilities                      90,268            65,011

      Stockholders' equity                          123,012            78,362
              Total liabilities and
               stockholders' equity                $213,280          $143,373

                             Blue Rhino Corporation
                 Condensed Consolidated Statements of Operations
           For the Three and Nine Months Ended April 30, 2003 and 2002
                      (in thousands, except per share data)

                                         Three Months Ended   Nine Months Ended
                                               April 30,          April 30,
                                            2003      2002     2003       2002
                                              (unaudited)        (unaudited)

      Net revenues                         $59,900  $58,933  $172,770  $134,238
      Operating costs and expenses:
        Cost of sales                       47,078   48,091   135,531   105,808
        Selling, general and
         administrative                      6,311    4,975    21,103    14,687
        Depreciation and amortization        2,342    2,021     6,767     5,812

           Total operating costs and
            expenses                        55,731   55,087   163,401   126,307

           Income from operations            4,169    3,846     9,369     7,931

      Interest and other expenses (income):

        Interest expense                     2,308    1,585     4,943     4,736
        Loss on investee                        --       11       455       689
        Other, net                          (2,444)    (114)   (2,540)     (366)

           Income before income taxes        4,305    2,364     6,511     2,872

      Income taxes                              15       10        45        36

           Net income                        4,290    2,354     6,466     2,836

      Preferred dividends                       --      537        71     1,644

           Income available to common
            stockholders                    $4,290   $1,817    $6,395    $1,192

      Earnings per common share:
           Basic                             $0.24    $0.15     $0.40     $0.10

           Diluted                           $0.22    $0.12     $0.34     $0.09

      Shares used in per share calculatio  ns:

           Basic                            17,740   12,431    15,985    12,248

           Diluted                          19,723   14,752    18,999    13,731


            Supplemental Information

                                         Three Months Ended   Nine Months Ended
                                               April 30,          April 30,
                                            2003      2002     2003       2002
                                              (unaudited)        (unaudited)

      Cylinder Transactions                 2,306    1,693     6,366     4,473